Exhibit 99.1

SEC staff questions a Facebook post.  Fascinating social media story.

We use blogging and social media, including Facebook, to communicate effectively with the public and our members.

In June we posted on our blog that our members were enjoying “nearly a billion hours per month” of Netflix, and people wrote about this. We did not also issue a press release or 8-K filing about this.

In early July, I publicly posted on Facebook to the over 200,000 of you who subscribe to me that our members had enjoyed over 1 billion hours in June, highlighting how strong our content was.  There was press coverage as there are many reporters and bloggers among you, my public followers.  Some of you re-posted my post.  Again, we did not also issue a press release or file an 8-K about this.

SEC staff informed us yesterday that they are recommending that the SEC bring a civil action against us for my July 1 billion hour public post, asserting we violated “Reg FD”.  This rule is designed to ensure that individual investors have equal access to information as large institutional investors, by prohibiting selective disclosure of material information.  The SEC staff believes that I gave you all “material” investor information in my post and that we needed to instead release the June viewing fact “publicly” with an 8-K filing or press release.

I want to note a few things.

First, we think posting to over 200,000 people is very public, especially because many of my subscribers are reporters and bloggers.

Second, while we think my public Facebook post is public, we don't currently use Facebook and other social media to get material information to investors; we usually get that information out in our extensive investor letters, press releases and SEC filings.  We think the fact of 1 billion hours of viewing in June was not “material” to investors, and we had blogged a few weeks before that we were serving nearly 1 billion hours per month.

Finally, while our stock rose the day of my public post, the increase started well before my mid-morning post was out, likely driven by the positive Citigroup research report the evening before.

We remain optimistic this can be cleared up quickly through the SEC's review process.

-Reed